UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.   20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SCIENTIFIC TECHNOLOGIES INCORPORATED

(Name of Registrant as Specified in its Charter)

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Filed by Scientific Technologies Incorporated
Pursuant to Rule 14a-12 of the
Securities Exchange Act of 1934
Subject Company: Scientific Technologies Incorporated
Commission File No. 0-12254

The following is a letter sent by Scientific Technologies Incorporated ("STI") to participants in STI's stock option plan on August 4, 2006.

Scientific Technologies Incorporated

Option Notice ("Notice")

August 4, 2006

Dear Option Holder:

As you may know, Scientific Technologies Incorporated (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Omron Management Center of America, Inc. ("Omron Management"), and Scientific Technology Incorporated, which will be a wholly owned subsidiary of Omron Management at the time of Closing ("Sub"), whereby Sub will merge with and into the Company (the "Merger") with the Company as the surviving corporation and a wholly owned subsidiary of Omron Management.

We would like to thank you for your efforts and support in helping to build a successful company.

We also want to take a moment to inform you how your options to purchase shares of the Company's common stock (the "Options") under the Company's 1997 Stock Option Plan (the "Option Plan"), are being treated in connection with the Merger. This letter shall serve as notice of the Merger. We ask that you please complete and sign this letter in accordance with the instructions set forth below and return it to accept and acknowledge the treatment of your Options in connection with the Merger as soon as possible, but in no event later than August 18, 2006.

Please be aware that Omron Management will neither assume nor substitute Omron Management options for your currently outstanding Options in connection with the Merger. Under the terms of the Merger Agreement, the vesting of all the shares subject to your Options will automatically accelerate immediately prior to the closing of the Merger, whether or not currently vested or exercisable, such that all shares subject to your Options will be fully vested and exercisable on the date of the closing of the Merger (the "Effective Time"). The Merger is currently expected to close on or about August 31, 2006.

As described more fully below, if you do not exercise your Options prior to the Merger, your Options will automatically terminate pursuant to the terms of the Option Plan and will be cashed out to the extent that the merger consideration per share of common stock (the "Per Share Amount"), which is expected to be approximately $10.62 per share, exceeds the per share exercise price of your Options. If the per share exercise price of your Options is equal to or greater than the Per Share Amount, your Options will be cancelled effective on the date of the Merger, and you will not receive any payment for your Options.

You have two alternatives with respect to your Options, described in greater detail below. First, to the extent you do not exercise your Options, they will be automatically "cashed-out," as described in Alternative 1, if the Per Share Amount is greater than the per share exercise price of your Options. If the per share exercise price is equal to or greater than the Per Share Amount, you will not receive a cash payment. Second, as described in Alternative 2, you may elect to exercise your Options prior to the date of the Merger. In all events, your Options will terminate either upon exercise or as of the date of the Merger. Any descriptions contained in this Notice regarding how payments received under either of the Alternatives will be characterized for tax purposes are provided solely for general information purposes and do not constitute tax advice. Please note that the examples provided below are for demonstration purposes only, and do not take into account any potential adjustments to the per share merger consideration to be made pursuant to the Merger Agreement. Please consult your own tax advisor as to the specific tax implications to you of the two alternatives discussed below, including the applicability and effect of federal, state, local and foreign tax laws.

Alternative 1 - Cash-out.

If you do not exercise your Options prior to the closing of the Merger, you will receive a cash payment to the extent the Per Share Amount exceeds your per share exercise price (the "Cash-Out"). Any such payment will be reduced by any applicable withholding taxes. Under this alternative, you do not need to exercise your Options or otherwise pay the exercise price associated with your Options. If the per share exercise price of your Options equals or exceeds the Per Share Amount, you will not receive a cash payment with respect to your Options. In either event, your Options will terminate on the date of the Merger.

In such event, you will recognize ordinary income in the amount of your aggregate Cash-Out at the time that such cash is paid to you, regardless of whether your Options are incentive stock options or nonstatutory stock options. Such income will constitute wages and will therefore be subject to the collection of applicable federal and state income and employment withholding taxes.

For example, assume you have 100 Options with an exercise price of $9.00 per share. Based on the assumptions below, you would receive a Cash-Out payment of approximately $1.50 per share (less applicable tax withholding). The per share Cash-Out payment is calculated as the difference between the estimated per share payment to holders of common stock under the Merger Agreement ($10.50 per share of the Company's common stock) minus the $9.00 per share exercise price of each Option share, which equals $1.50 per share. The per share Cash-Out payment of $1.50 is then multiplied by the number of shares subject to the Options you hold, which in this example is 100, for a total of approximately $150, less applicable withholding. Please note that these examples are for demonstration purposes only, and do not take into account the potential adjustments to be made pursuant to the Merger Agreement.

Alternative 2 - Option Exercise.

You may exercise your Options by executing an election notice and paying the exercise price set forth in your Option agreement(s), in which case you will become the owner of the purchased shares of common stock immediately prior to the closing of the Merger and you will receive the cash consideration payable in the Merger with respect to such common stock as provided for in the Merger Agreement. You can pay the exercise price by check payable to the Company.

You should note that the currently unvested portion of your Options will not accelerate pursuant to the terms of the Option Plan as a result of the Merger until immediately prior to the Effective Time. As such, if the Merger Agreement is terminated prior to the Effective Time or the Merger is otherwise not consummated, such unvested Options will not accelerate as a result of the Merger. Accordingly, if you elect to exercise any unvested portion of your Options in connection with the Merger, you may wish to exercise such unvested Options conditioned upon, and effective as of immediately prior to, the closing of the Merger by checking the "Conditional Exercise" option on the signature page hereto. Of course, to the extent that your option agreement allows you to exercise unvested options through early exercise, you may always unconditionally exercise your Options pursuant to such option agreements. The Company strongly encourages you to consult your own financial and tax advisors as to the specific implications to you of the exercise of your Options, including the applicability and effect of federal, state, local and foreign tax laws.

INCENTIVE STOCK OPTIONS

To the extent the Options you exercise are incentive stock options, your receipt of cash consideration pursuant to the Merger, if any, will be a disqualifying disposition of the shares underlying the incentive stock option. Upon the disqualifying disposition, you will recognize ordinary income equal to the excess, if any, of the lesser of (i) the fair market value of the shares of common stock at the time you exercise the incentive stock option less the aggregate exercise price you pay for those shares or (ii) the amount you realize for the shares of the common stock disposed of in the Merger less the aggregate exercise price you pay for those shares. Such income will constitute wages, taxable at ordinary income rates, but will not be subject to collection of applicable federal and state income and employment withholding taxes. Any additional gain or loss will be short-term capital gain or loss (assuming you hold such shares as a capital asset).

For example, suppose you exercise an incentive stock option with an exercise price of $9.00 per share and suppose that the fair market value of the Common Stock on the date of exercise is $10.00 per share. The disposition of the shares you received upon exercise in exchange for the estimated per share cash merger consideration ($10.50 per share of the Company's common stock) would trigger a taxable disqualifying disposition. Based on the assumptions above, you would realize approximately $1.00 per share in ordinary income as a result of the transaction. The ordinary income is calculated as the lesser of (i) the $10.00 fair market value of the common stock on the exercise date, minus your $9.00 exercise price and (ii) the "amount realized" on the disposition, which would be $1.50 per share (the difference between $10.50 merger consideration received and your exercise price of $9.00). In addition, you will have a short-term capital gain of $0.50 per share (the difference between $10.50 per share of merger consideration and your basis of $10.00 per share). To the extent that you have net short-term capital gains, those gains are subject to tax at the same federal income tax rate as ordinary income. Please note that these examples are for demonstration purposes only, and do not take into account the potential adjustments to be made pursuant to the Merger Agreement.

NONSTATUTORY STOCK OPTIONS

To the extent you exercise nonstatutory stock options in the Merger, you will recognize ordinary income equal to the excess, if any, of (i) the fair market value of those shares of the Company's common stock at the time of exercise over (ii) the aggregate exercise price paid for those shares. If you are an employee, such income will constitute wages subject to payment of applicable federal and state income and employment withholding taxes. Any additional gain or loss will be capital gain or loss.

For example, suppose you exercise a nonstatutory stock option with an exercise price of $9.00 per share on a day when the fair market value of the Common Stock is $10.00, and then you dispose of the shares (held as a capital asset) in exchange for the cash merger consideration. In this case, for each share exercised you would have ordinary income of approximately $1.00 per share (less tax withholding), calculated as the difference between the fair market value of $10.00 per share on the exercise date minus the exercise price of $9.00 per share. You will have a short-term capital gain of $0.50 per share (the difference between $10.50 per share of merger consideration and your basis of $10.00 per share). To the extent that you have net-short term capital gains, those gains are subject to tax at the same federal income tax rate as ordinary income. Please note that these examples are for demonstration purposes only, and do not take into account any potential adjustments that may be made pursuant to the Merger Agreement.

If you wish to exercise your Options, please execute and deliver to the Company a completed Purchase Agreement in the form attached to your option agreement and return your payment, in the appropriate amount, prior to the closing of the Merger. If this document, the Purchase Agreement and your payment are not received by such date, your Options will be automatically cashed out and then terminated as described in Alternative 1. We still require that you complete and sign this Notice and return it to acknowledge the treatment of your Options in connection with the Merger.

As soon as possible, but no later than the close of business on August 18, 2006, please complete, execute and fax your election below using the enclosed fax cover page to (206) 883-2699, attention: Jeana Kim of Wilson Sonsini Goodrich & Rosati, Professional Corporation, the Company's outside counsel, with your original signature page to follow by mail to 701 Fifth Avenue, Suite 5100, Seattle, Washington, 98104-7036. If you have any questions regarding the foregoing, please contact Jeana Kim at (206) 883-2500.

Sincerely,

Scientific Technologies incorporated

By:

Joseph J. Lazzara
President and Chief Executive Officer

Additional Information and Where to Find It

The Company intends to file a definitive proxy statement in connection with the transactions proposed in the Merger Agreement, including the Merger. A copy of the definitive proxy statement will be mailed to the shareholders of the Company.

The Company's Shareholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the proposed transactions. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov.

In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by going to Company's Investor Relations page on its corporate website at www.sti.com/financial/index.htm, by contacting the Company in writing at 6550 Dumbarton Circle, Fremont, California 94555 or by calling the Company at (510) 608-3400. In addition to the proxy statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. A copy any such reports, statements or other information filed by the Company are available at the SEC public reference rooms.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

In addition, the Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the proposed transactions. A description of any interests that the Company's officers and directors have in the acquisition will be available in the definitive proxy statement. Information concerning the Company's directors and executive officers is set forth in the Company's definitive proxy statement for its 2005 Annual Meeting of Shareholders filed with the SEC on April 25, 2005. Updated information about the Company's directors and executive officers will be included in the definitive proxy statement that the Company intends to file in connection with this transaction.

* * * TO BE COMPLETED BY OPTION HOLDER * * *

PLEASE SELECT (4) ONE OF THE FOLLOWING AND SIGN AND COMPLETE THE INFORMATION REQUESTED BELOW:

_______ Alternative 1 - Cash-Out: I hereby acknowledge and consent to the termination of my Options, pursuant to the terms of the Option Plan and effective and contingent upon the consummation of the Merger, in exchange for the right to receive the amount of consideration, if any, as determined pursuant to the terms of the Merger Agreement.

_______ Alternative 2 - Conditional Option Exercise: I hereby elect to exercise the number of Options held by me as set forth in the executed Stock Option Agreement delivered herewith; provided, that such election shall be effective only as of immediately prior to, and contingent upon, the consummation of the Merger and shall be further contingent upon my delivery to the Company of the applicable exercise price as payment therefor.

In exchange for the treatment of my Options as described above, I hereby irrevocably release, acquit and forever discharge the Company, Omron Management and Sub and their successors and assigns, of and from any and all claims, liabilities or causes of action of any kind or nature whatsoever, arising out of or in any way related to my Options or the Option Plan, and, effective as of the closing of the Merger, hereby disclaim any interest in the Options and the underlying shares of the Company's common stock, other than my right to receive the portion of the consideration payable with respect thereto pursuant to the terms and conditions of the Merger Agreement.

AGREED AND ACCEPTED:

Signed: ___________________________	Address: ________________________________
Print Name ________________________	________________________________
Number of Options Held: ___________	________________________________
Date (Company to complete) _________	Address: ________________________________